Exhibit 99.1

LANDAUER, INCORPORATED

401(k) RETIREMENT SAVINGS PLAN

FINANCIAL STATEMENTS AND

REPORT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

DECEMBER 31, 2014 and 2013

Landauer, IncORPORATED 401(k) Retirement Savings Plan

Plan Number 003, EIN 06-1218089

Index to Financial Statements

December 31, 2014 and 2013

Page
Report of Independent Registered Public Accounting Firm	1

Financial Statements:*

Statements of Net Assets Available for Benefits as of December 31, 2014 and 2013	2

Statement of Changes in Net Assets Available For Benefits for the Year Ended December 31, 2014	3

Notes to Financial Statements December 31, 2014 and 2013	4

Supplemental Schedule (included pursuant to Department of Labor’s Rules and Regulations):

Schedule H, Line 4i - Schedule of Assets (Held at End of Year) as of December 31, 2014	15

* The Landauer, Incorporated 401(k) Retirement Savings Plan (the “Plan”) is subject to the Employee Retirement Income Security Act of 1974 (“ERISA”). Therefore, in lieu of the requirements of Items 1-3 of Form 11-K, the financial statements for the years ended December 31, 2014 and 2013, and Schedule of Assets (Held at End of Year) as of December 31, 2014, which have been prepared in accordance with the financial reporting requirements of ERISA, are filed herewith.

The written consent of Cutrara & Company with respect to the financial statements of the Plan is filed as Exhibit 23 to this Annual Report.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Administrative Committee and Retirement Plan Committee

Landauer, Incorporated 401(k) Retirement Savings Plan

Glenwood, Illinois

We have audited the accompanying statements of net assets available for benefits of Landauer, Incorporated 401(k) Retirement Savings Plan (“Plan”) as of December 31, 2014 and 2013, and the related statement of changes in net assets available for benefits for the year ended December 31, 2014.  These financial statements are the responsibility of the Plan’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2014 and 2013, and the changes in net assets available for benefits for the year ended December 31, 2014 in conformity with U.S. generally accepted accounting principles.

Our audit was conducted for the purpose of forming an opinion on the basic financial statements taken as a whole.  The supplemental Schedule H, Line 4i - Schedule of Assets (Held at End of Year) is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974.  The supplemental schedule  is the responsibility of the Plan’s management.  The supplemental schedule has been subjected to the auditing procedures applied in the audit of the basic 2014 financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic 2014 financial statements taken as a whole.

/s/ Cutrara & Company

Cutrara & Company

South Holland, Illinois

June 24,  2015

LANDAUER, INCORPORATED 401(k) RETIREMENT SAVINGS PLAN

Plan Number 003, EIN 06-1218089

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

As of December 31, 2014 and 2013

	2014	2013
ASSETS
Investments, at fair value	$24,246,239	$14,919,116

Receivables:
Notes receivable from participants	477,943	358,967
Employer contributions	344,829	343,307
Participant contributions	21,777	–
Total receivables	844,549	702,274

Total Assets	25,090,788	15,621,390

LIABILITIES
Excess participant contributions	–	8,308

Total Liabilities	–	8,308

NET ASSETS AVAILABLE FOR BENEFITS	$25,090,788	$15,613,082

The accompanying Notes are an integral part of these financial statements.

LANDAUER, INCORPORATED 401(k) RETIREMENT SAVINGS PLAN

Plan Number 003, EIN 06-1218089

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

For the Year Ended December 31, 2014

ADDITIONS
Investment income:
Interest	$44,750
Dividends	328,943
Capital gain distributions	620,000
Net depreciation in fair value of investments (Note 4)	(355,367)
Total investment income	638,326

Contributions:
Employer	994,298
Participant	1,783,503
Rollovers	224,427
Total contributions	3,002,228

Total Additions	3,640,554

DEDUCTIONS
Benefits paid to participants	1,965,608
Administrative expenses	3,535
Total Deductions	1,969,143

Net increase before transfers	1,671,411
Transfer of assets into plan (Note 1)	7,806,295
Net increase after transfers	9,477,706

NET ASSETS AVAILABLE FOR BENEFITS
Beginning of year	15,613,082

End of year	$25,090,788

The accompanying Notes are an integral part of these financial statements.

LANDAUER, INCOROPORATED 401(k) RETIREMENT SAVINGS PLAN

Plan Number 003, EIN 06-1218089

NOTES to Financial Statements

December 31, 2014 and 2013

1.DESCRIPTION OF THE PLAN

The following description of Landauer, Incorporated 401(k) Retirement Savings Plan (the “Plan”) provides only general information.  Participants should refer to the Plan agreement for a more complete description of the Plan’s provisions.

General

The Plan is a defined contribution plan covering all eligible employees of Landauer, Inc. (the “Company”) and its subsidiaries Global Physics Solutions, Inc. (“GPS”) and IZI Medical Products, LLC (“IZI”).  It is subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”).  The Plan Administrative Committee and the Plan Trustee oversee governance of the Plan.  The Plan’s Retirement Plan Committee and the Plan Trustee determine the appropriateness of the Plan’s investment offerings, and monitor investment performance.

Merger

On June 25, 2014, the Board of Directors of the Company approved the merger of the Global Physics Solutions Retirement Trust and IZI Medical Products, LLC 401(k) Plan into the Plan.  As a result, effective July 1, 2014 all investments and participant notes receivable of the Global Physics Solutions Retirement Trust and IZI Medical Products, LLC 401(k) Plan were transferred into the Plan.

Trustee and Plan Administrator

The Plan’s Trustee is New York Life Trust Company.  The Plan’s Administrator is the Company.  The Board of Directors of the Company delegated authority, responsibility, and oversight of the Plan to the Administrative Committee and Retirement Plan Committee, which are comprised of several employees of the Company.

Contributions

Participant Contributions

Each year, participants may contribute to the Plan up to 80% of eligible annual compensation, as defined in the Plan.  Participants who have attained age 50 before the end of the Plan year are eligible to make catch-up contributions.  Participants may also contribute amounts representing distributions from other qualified defined benefit or contribution plans, generally referred to as rollovers.

Participants direct the investment of their contributions into various investment options offered by the Plan.  The Plan currently offers various mutual funds, Company stock and a New York Life Insurance Company Guaranteed Interest Account (a group annuity contract) as investment options for participants.  The Plan includes an auto-enrollment provision whereby all newly-eligible employees are automatically enrolled in the Plan, unless they affirmatively elect not to participate, with a default deferral rate set of 6% of eligible compensation.  Contributions are automatically invested in accordance with the default investment alternatives established under the Plan until changed by the participant.  Starting the first year after a participant is automatically enrolled in the

LANDAUER, INCOROPORATED 401(k) RETIREMENT SAVINGS PLAN

Plan Number 003, EIN 06-1218089

NOTES to Financial Statements

December 31, 2014 and 2013

Plan the participant’s tax-deferral contribution rate is automatically increased by 1% annually, up to a maximum of 10%.  This increase occurs on the first day of each Plan year, and participants may decline such rate increases or elect a different rate.  The Plan also provides participants the option to elect to make Roth 401(k) deferrals.

Company Matching Contributions

The Company, GPS and IZI  (each an “Employer”) may make discretionary matching contributions equal to a uniform percentage of their respective participant salary deferrals.  On an annual basis, each Employer determines the uniform percentage of the discretionary match it will contribute.  During the Plan year ended December 31, 2014, each Employer contributed 50% of the first 6% of base compensation that a participant contributed to the Plan (including pre-tax, Roth and catch-up contributions).  Participants share in the matching contribution regardless of the amount of service completed during the Plan Year.

Company Profit Sharing Contributions

Each Employer may make annual discretionary profit sharing contributions.  For the year ended December 31, 2014, the Company made a $343,642 profit sharing contribution to the Plan, which was paid in February 2015.  The profit sharing contribution covered the employees of Landauer, Inc. and IZI Medical Products, LLC and excluded employees of Global Physics Solutions, Inc.  For the year ended December 31, 2013, the Company made a $343,307 profit sharing plan contribution to the Plan, which was paid in January 2014.  Participants share in their Employer’s profit sharing contributions if, among other things, they are employed on the last day of the Plan Year.  Profit sharing contributions are "allocated" or divided among eligible participants using the following fraction:  participant eligible compensation divided by total eligible compensation of all eligible participants.

Participant Accounts

Each participant’s account is credited with the participant’s contribution, and allocations of (a) the Company’s matching contribution, (b) Plan earnings (losses), and (c) the Company’s profit sharing contribution.  Each participant’s account is charged with an allocation of expenses paid by the Plan.  Allocations are based on participant earnings (losses) or account balances, as defined. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account.

Vesting

A participant hired prior to April 1, 2009 is 100% vested at all times in his or her account that represents the salary reduction contributions, any rollover amount accepted by the Plan on his or her behalf, the employer match, Company profit sharing contributions, and actual earnings thereon.  A participant hired on or after April 1, 2009 vests in Company match and profit sharing contributions after three years of service from the date of hire.

LANDAUER, INCOROPORATED 401(k) RETIREMENT SAVINGS PLAN

Plan Number 003, EIN 06-1218089

NOTES to Financial Statements

December 31, 2014 and 2013

Notes Receivable from Participants

Participants may borrow from his or her account between a minimum of $1,000 and a maximum equal to the lesser of $50,000 or fifty percent of the account balance.  The notes are secured by the balance in the participant’s account and bear interest at 1.5% over the prime rate at the time the note is requested.  Notes are required to be repaid in five years or less.  Principal and interest are repaid ratably through payroll deductions or direct payment, as applicable.

Payment of Benefits

On termination of service due to death, disability or retirement, a participant or designated beneficiary may elect to receive either a lump-sum amount equal to the value of the participant’s vested interest in his or her account, or equal or substantially equal annual installments payable over the participant’s life expectancy.  For termination of service due to other reasons, a participant may receive the value of the vested interest in his or her account as a lump-sum distribution.  Hardship withdrawals are also permitted.

Forfeitures

At December 31, 2014 and 2013, Plan forfeitures totaled $12,662 and $10,938, respectively.  Plan forfeitures were used to reduce Company contributions.

2.Summary of Significant Accounting Policies

Date of Management’s Review

Subsequent events were evaluated through June 24, 2015, which is the date the financial statements were available to be issued.

Basis of Accounting

The Plan’s financial statements are prepared on the accrual basis of accounting, in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Investment contracts held by a defined contribution plan are required to be reported at fair value.  However, contract value is the relevant measurement attribute for that portion of the net assets available for benefits of a defined contribution plan attributable to fully benefit-responsive investment contracts because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the plan.  The Statement of Net Assets Available for Benefits presents the fair value of investment contracts as well as the adjustment of the fully benefit-responsive investment contracts (if any) from fair value to contract value.  The Statement of Changes in Net Assets Available for Benefits is prepared using contract value for the fully benefit-responsive investment contract.

LANDAUER, INCOROPORATED 401(k) RETIREMENT SAVINGS PLAN

Plan Number 003, EIN 06-1218089

NOTES to Financial Statements

December 31, 2014 and 2013

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and changes therein, and disclosures of contingent assets and liabilities.  Accordingly, actual results may differ from those estimates.

Investment Valuation and Income Recognition

The Plan’s investments are reported at fair value.  Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.  The Administrative and Retirement Plan Committees determine the Plan’s valuation policies.  See Note 3 for discussion of fair value measurements.

Purchases and sales of securities are recorded on a trade-date basis.  Interest income is recorded on the accrual basis.  Dividends are recorded on the ex-dividend date.  Net appreciation (depreciation) in fair value of investments recorded in the Statement of Changes in Net Assets Available for Benefits includes the Plan’s gains and losses on investments bought and sold as well as held during the year.

Notes Receivable from Participants

Notes receivable from participants are measured at their unpaid principal balance plus any accrued but unpaid interest.  Interest income is reported on the accrual basis.  Related fees are charged directly to the borrowing participant’s account and are included in administrative expenses when incurred.  If a participant does not make loan repayments and the Plan Administrator considers the participant loan to be in default, the loan balance is reduced, and the delinquent participant note receivable is recorded as a benefit payment based on the terms of the Plan document.  As of December 31, 2014 and 2013, no allowance for credit losses has been recorded

Excess Contributions Payable

There were no excess contributions for the year ended December 31, 2014.  The Plan distributed the 2013 excess contributions of $8,308 in 2014.

Payment of Benefits

Benefit payments are recorded when paid.

Operating Expenses

Expenses of maintaining the Plan are paid by the Company.

LANDAUER, INCOROPORATED 401(k) RETIREMENT SAVINGS PLAN

Plan Number 003, EIN 06-1218089

NOTES to Financial Statements

December 31, 2014 and 2013

3.FAIR VALUE MEASUREMENTS

The Plan’s investments are reported at fair value in the accompanying Statements of Net Assets Available for Benefits.  The methods used to measure fair value may produce an amount that may not be indicative of net realizable value or reflective of future fair values.  Furthermore, although the Plan believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to measure the fair value of certain financial instruments could result in a different fair value at the reporting date.

The fair value measurement accounting literature establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value.  This hierarchy consists of three broad levels:  Level 1 inputs consist of unadjusted quoted prices in active markets for identical assets and have the highest priority; Level 2 inputs consist of observable inputs other than quoted prices for identical assets; and Level 3 inputs are unobservable and have the lowest priority.  The Plan uses appropriate valuation techniques based on the available inputs to measure the fair value of its investments.  When available, the Plan measures fair value using Level 1 inputs because they generally provide the most reliable evidence of fair value.  Level 3 inputs were only used when Level 1 or Level 2 inputs were not available.

Level 1 Fair Value Measurements

The fair value of mutual funds is based on quoted net asset value of the shares held by the Plan at year-end.  The fair values of common stocks are based on the closing price reported on the active market where the individual securities are traded.

Level 2 Fair Value Measurements

The fair value of certain funds for which quoted market price are not available are valued using a market approach on yields currently available on comparable securities of issuers with similar credit ratings.

Level 3 Fair Value Measurements

The New York Life Insurance Company Guaranteed Interest Account (the “guaranteed interest account”) is not actively traded and significant other observable inputs are not available.  The Plan’s valuation methodology for the guaranteed interest account was derived from corroboration of observable market inputs, specifically interest rates offered and the credit worthiness of the issuer, which supports its ability to meet its obligations under the investment contract.  Based on this assessment, fair value is presumed to approximate contract value, which results in a Level 3 asset categorization.

For those assets with fair value measured using Level 3 inputs, the Plan’s Retirement Plan Committee and the Plan Trustee determine the fair value measurement policies and procedures.  Those policies and procedures are reassessed at least annually to determine if the current valuation techniques are still appropriate.  At that time, the unobservable inputs used in the fair value measurements are evaluated and adjusted, as necessary, based on current market conditions and other third-party information.

LANDAUER, INCOROPORATED 401(k) RETIREMENT SAVINGS PLAN

Plan Number 003, EIN 06-1218089

NOTES to Financial Statements

December 31, 2014 and 2013

The following tables set forth by level, within the fair value hierarchy, the Plan’s investments at fair value as of December 31, 2014 and 2013:

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)		Total
December 31, 2014
Landauer, Inc. common stock	$980,159	$–	$–	$	980,159
Guaranteed interest account	–	–	2,562,882		2,562,882
Mutual funds:
Money market fund	53,244	–	–		53,244
Value	2,551,495	–	–		2,551,495
Blended	4,598,253	–	–		4,598,253
Fixed income	1,658,191	–	–		1,658,191
Growth	4,675,918	–	–		4,675,918
International	2,541,163	–	–		2,541,163
Lifecycle blended	806,707	–	–		806,707
Lifecycle equities	3,818,227	–	–		3,818,227
Investments, at fair value	$21,683,357	$–	$2,562,882	$	24,246,239

December 31, 2013
Money market fund	$–	$2,143	$–	$	2,143
Landauer, Inc. common stock	1,410,601	–	–		1,410,601
Stable value fund	–	31,722	–		31,722
Mutual funds:
Money market fund	937,788	–	–		937,788
Value	1,846,350	–	–		1,846,350
Blended	2,856,871	–	–		2,856,871
Fixed income	1,068,713	–	–		1,068,713
Growth	2,928,113	–	–		2,928,113
International	1,639,143	–	–		1,639,143
Lifecycle blended	445,181	–	–		445,181
Lifecycle equities	1,752,491	–	–		1,752,491
Investments, at fair value	$14,885,251	$33,865	$–	$	14,919,116

LANDAUER, INCOROPORATED 401(k) RETIREMENT SAVINGS PLAN

Plan Number 003, EIN 06-1218089

NOTES to Financial Statements

December 31, 2014 and 2013

The following table reconciles the beginning and ending balances of fair value measurements using significant unobservable inputs (Level 3) of the guaranteed interest account for the years ended December 31, 2014 and 2013:

	2014	2013
Beginning balance	$–	$–

Purchases, issues, sales and settlements:
Purchases	3,877,852	–
Redemptions	(1,342,526)	–
Interest income on investment contracts	30,653	–
Investment expenses	(3,097)	–

Ending balance	$2,562,882	$–

The following table represents the Plan’s Level 3 financial instruments, the valuation techniques used to measure the fair value of those instruments, and the significant unobservable inputs and the ranges of values for those inputs.

Instrument	Fair Value	Principal Valuation Technique	Unobservable Inputs	Range of Significant Input Values
Guaranteed interest account	$ 2,562,882	Market Value Adjustment	Contract Interest Rate, net	2.20%
			Duration	4.8 years
			Contributions received with 180 days prior to termination date	$ 2,721,719
			MVA Factor	1.000

The guaranteed interest account may be terminated by the contract holder at any time, by providing thirty days written notice to New York Life.  In the event of termination, the contract holder would receive the discontinuance value as of the termination date.  The discontinuance value is calculated by subtracting the contributions received 180 days prior to termination date out of the contract value as of the termination date.  The remaining value is multiplied by the MVA factor and then the contributions received 180 days prior to termination date are added back to equal the discontinuance value as of termination date.

Gains and losses included in net assets available for benefits for the year ended December 31, 2014 are reported in net depreciation in fair value of investments.  Unrealized gains (losses) from the guaranteed interest account are not reported in the Statement of Changes in Net Assets Available for Benefits as the contract is recorded at contract value for presentation in the Statement of Net Assets Available for Benefits.

LANDAUER, INCOROPORATED 401(k) RETIREMENT SAVINGS PLAN

Plan Number 003, EIN 06-1218089

NOTES to Financial Statements

December 31, 2014 and 2013

The Plan’s policy is to recognize transfers in and out of Level 3 as of the date of the event or change in circumstances that caused the transfer.  For the year ended December 31, 2014, approximately $3,718,000 was transferred to Level 3 assets due to changes in the Plan’s investment offerings.

4.iNVESTMENTS

The following table presents investments, at fair value, which represent 5% or more of the Plan’s net assets available for benefits as of December 31, 2014 and 2013.

	December 31,
	2014	2013
Common Stock
Landauer, Inc. Common Stock	$ n/a	$ 1,410,601
Guaranteed Interest Account
New York Life Guaranteed Interest Account	2,562,882	n/a
Mutual Funds:
Invesco Equally Weighted S&P 500 Fund	2,980,132	1,726,765
Alger Capital Appreciation Fund	2,483,931	1,766,162
Invesco Comstock Fund	2,184,558	1,776,972
Legg Mason ClearBridge Mid Cap Core Fund	1,516,003	1,130,106
JPMorgan SmartRetirement 2030 Fund	1,311,565	n/a
Oppenheimer International Growth Fund	1,303,469	797,036
Morgan Stanley Liquid Asset Fund	n/a	937,788

n/aNot applicable because either the investment did not meet the 5% or more threshold, or the security was not included in the investments held by the Plan, as of December 31, 2014 and 2013.

During the year ended December 31, 2014, the Plan’s investments, including those investments bought and sold, as well as held during the year, appreciated/(depreciated) in value as follows:

Mutual funds	$147,152
Common stock of Landauer, Inc.	(502,519)
Net depreciation in fair value of investments	$(355,367)

LANDAUER, INCOROPORATED 401(k) RETIREMENT SAVINGS PLAN

Plan Number 003, EIN 06-1218089

NOTES to Financial Statements

December 31, 2014 and 2013

5.GUARANTEED INTEREST ACCOUNT

In 2014, the Plan entered into a fully benefit-responsive group annuity contract with New York Life Insurance Company (“NYL”), referred to as the Guaranteed Interest Account (“GIA”).  The contract is designed to be an investment contract.

The group annuity contract provides for a book value record of the amounts deposited to and withdrawn from the GIA.  That is, the GIA is at all times equal to the contributions made to the contract plus interest credited, plus dividends, if any, minus expenses withdrawn and minus withdrawals made.

Contributions to the GIA are currently invested in a broadly diversified fixed income portfolio within NYL’s general account.  Fixed income investments in the general account are managed by New York Life Fixed Income Investors Group.  The investments in the general account are intended to provide a stable crediting rate consistent with preservation of principal.  The NYL general account is invested primarily in a conservative array of securities and cash-equivalent investments in accordance with the investment restrictions of New York Insurance Law.  The primary objective of the general account is to ensure that NYL can meet its obligations to policyholders.

Because the GIA is fully benefit-responsive, contract value is the relevant measurement attribute for that portion of the net assets available for benefits attributable to the guaranteed investment contract.  The GIA is presented on the face of the Statement of Net Assets Available for Benefits at fair value with an adjustment to contract value, if any, to arrive at net assets available for benefits.

There are no reserves against contract value for credit risk of the contract issuer or otherwise.  The fair value, as described in Note 3, of the GIA at December 31, 2014 was $2,562,882.  The crediting interest rate is based on a formula agreed upon with the issuer, but may not be less than 1%.  Such interest rates are reviewed on a quarterly basis for resetting.

Certain events may limit the Plan’s ability to transact at contract value with NYL.  Such events include the following:  (a) amendments to the Plan documents (including complete or partial plan termination or merger with another plan); (b) changes to the Plan’s prohibition on competing investment options or deletion of equity wash provisions; (c) bankruptcy of the Plan sponsor or other events (for example, divestitures or spin-offs of a subsidiary) that cause a significant withdrawal from the Plan; or (d) the failure of the trust to qualify for exemption from federal income taxes or any required prohibited transaction exemption under ERISA.  The Plan Administrator does not believe that any events that would limit the Plan’s ability to transact at contract value with Plan participants are probable of occurring.

6.RELATED Party Transactions

Plan assets include investments in Landauer, Inc. common stock.  As the Company is the Plan sponsor, transactions involving Landauer, Inc. common stock qualify as party-in-interest transactions.  At December 31, 2014 and 2013, the Plan held 28,710 and 26,812 shares of Landauer, Inc. common stock, respectively and received $60,750 in dividends from this stock for the year ended December 31, 2014.  These transactions qualify as party-in-interest transactions.

LANDAUER, INCOROPORATED 401(k) RETIREMENT SAVINGS PLAN

Plan Number 003, EIN 06-1218089

NOTES to Financial Statements

December 31, 2014 and 2013

Plan assets include investments in the NYL GIA.  The Plan’s Trustee, New York Life Trust Company, is affiliated with this investment and therefore, transactions involving the NYL GIA qualify as party-in-interest transactions.

The Plan allows participants to borrow from their accounts in the Plan.  These transactions qualify as party-in-interest transactions.  The value of the notes receivable were $477,943 and $358,967 at December 31, 2014 and 2013, respectively.

All of these party-in-interest transactions are exempt from the prohibited transaction rules of ERISA.

7.Plan AMENDMENT OR Termination

The Company reserves the right to amend or modify the provisions of the Plan at any time.  Although the Company expects to continue the Plan indefinitely, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan for any reason, subject to the provisions of ERISA.  In the event of plan termination, participants would become 100% vested in all amounts credited to their account, and receive a payment equal to the value of the participant’s account balance at the time of liquidation.

8.Income Tax Status

The Plan is relying on a favorable opinion letter from the Internal Revenue Service (the “IRS”) dated March 31, 2008, issued to New York Life Investment Management LLC, that the Plan and related trust are designed in accordance with applicable sections of the Internal Revenue Code (the “Code”).  The Plan is not required to file for an individual determination letter in addition to the opinion letter received from the IRS.  Although the Plan has been amended from the prototype document that received the favorable opinion letter, the Plan Administrator believes that the Plan is designed and is currently being operated in accordance with the applicable requirements of the Code.

GAAP requires the Plan Administrator to evaluate tax positions taken by the Plan and recognize a tax liability for any uncertain position that more likely than not would not be sustained upon examination by the IRS.  The Plan is subject to routine audits by tax authorities; however, there are currently no audits for any tax periods in progress.  The Plan Administrator believes the Plan is no longer subject to income tax examinations for years prior to 2010.

9.RISKS AND UNCERTAINTIES

The Plan provides for various investment options in several types of investment securities and instruments that, in general, are exposed to various risks, such as interest rate, market volatility and credit risks.  Due to the level of risks associated with certain investment securities and the sensitivity of certain fair value estimates related to changes in valuation assumptions, it is at least reasonably possible that changes in risks may occur in the near term and such changes could materially affect the value of the participants’ individual account balances, and the amounts reported in the Statements of Net Assets Available for Benefits and in the Statement of Changes in Net Assets Available for Benefits.

LANDAUER, INCOROPORATED 401(k) RETIREMENT SAVINGS PLAN

Plan Number 003, EIN 06-1218089

NOTES to Financial Statements

December 31, 2014 and 2013

10.SUBSEQUENT EVENT

The Plan Administrator and Company management have evaluated subsequent events through June 24, 2015, the date on which the financial statements were available to be issued.

During June 2015, the Plan Administrator became aware that the Company overfunded profit sharing contributions for ten participants during the Plan years ended in 2009 through 2013.  The amount of the overfunding was approximately $75,000, excluding the effect of investment earnings and losses.  The Plan Administrator and Trustee are working to correct these participant accounts and will use the overfunding to reduce future Company contributions.

LANDAUER, INCOROPORATED 401(k) RETIREMENT SAVINGS PLAN

Plan Number 003, EIN 06-1218089

SCHEDULE h, LINE 4i

SCHEDULE of ASSETS (HELD AT END OF YEAR)

As of December 31, 2014

(a)	(b)	(c)	(d)	(e)
	Identity of Issue	Description of Investment	Cost **	Current Value

		Common Stock
*	Landauer, Inc.	Common stock	n/a	$ 980,159

		Guaranteed Interest Account
*	New York Life	Guaranteed Interest Account	n/a	2,562,882

		Money Market Fund:
	PIMCO	Money Market Fund	n/a	53,244

		Mutual Funds
	Alger	Capital Appreciation Fund	n/a	2,483,931
	Federated Investors	Total Return Bond Fund	n/a	1,024,652
	Invesco	Equally Weighted S&P 500 Fund	n/a	2,980,132
	Invesco	Comstock Fund	n/a	2,184,558
	JPMorgan	SmartRetirement Income Select Fund	n/a	102,118
	JPMorgan	SmartRetirement 2015 Fund	n/a	253,993
	JPMorgan	SmartRetirement 2020 Fund	n/a	552,714
	JPMorgan	SmartRetirement 2025 Fund	n/a	687,993
	JPMorgan	SmartRetirement 2030 Fund	n/a	1,311,565
	JPMorgan	SmartRetirement 2035 Fund	n/a	241,576
	JPMorgan	SmartRetirement 2040 Fund	n/a	1,027,790
	JPMorgan	SmartRetirement 2045 Fund	n/a	252,419
	JPMorgan	SmartRetirement 2050 Fund	n/a	286,185
	JPMorgan	SmartRetirement 2055 Fund	n/a	10,699
	Legg Mason	ClearBridge Mid Cap Core Fund	n/a	1,516,003
	Legg Mason	ClearBridge Appreciation Fund	n/a	546,125
	Legg Mason	ClearBridge Small Cap Growth Fund	n/a	534,089
	Morgan Stanley	Global Strategist Fund	n/a	898,837
	Morgan Stanley	Multi Cap Growth Trust	n/a	678,638
	Oppenheimer	Developing Markets Fund	n/a	338,857
	Oppenheimer	International Growth Fund	n/a	1,303,469
	Putnam	American Government Income Fund	n/a	633,539
	Victory	Small Company Opportunity Fund	n/a	433,135
	Victory	Established Value A Fund	n/a	366,937

		Other
*	Plan participants	Notes receivable from participants (interest rates of 4.25% - 5.25%)	n/a	477,943
*	Plan participants	Contributions receivable	n/a	366,606
		Total assets		$ 25,090,788

*	Represents a party-in-interest.
**	All investments are participant or beneficiary directed with respect to assets allocated to individual participant accounts and therefore cost presentation is not required.